 Exhibit (h)(24)

FUND PARTICIPATION AGREEMENT

This Agreement is entered into between Protective Life and Annuity Insurance Company (the "Insurer"), on its behalf and on behalf of certain segregated asset accounts of the Insurer which may be listed on Exhibit A to this Agreement as updated from time to time by the Insurer (the "Separate Accounts"); Federated Hermes Insurance Series (the "Investment Company”); and Federated Securities Corp. (the "Distributor").
WHEREAS, the Investment Company is registered with the Securities and Exchange Commission ("SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act");
WHEREAS, the Investment Company is authorized to issue separate classes of Shares of beneficial interest ("Shares"), each representing an interest in a separate portfolio of assets (a "Fund") and each Fund has its own investment objective, policies, and limitations; and Shares of the Funds are registered under the Securities Act of 1933, as amended (“1933 Act”);
WHEREAS, the Investment Company is available to offer Shares of one or more of its Funds to separate accounts of insurance companies that fund variable annuity contracts and variable life insurance policies and to serve as an investment medium for variable annuity contracts and variable life insurance policies offered by insurance companies that have entered into participation agreements substantially similar to this agreement ("Participating Insurance Companies");
WHEREAS, the Insurer has issued or will issue variable annuity contracts and variable life insurance policies (“Variable Contracts”) supported wholly or partially by the Separate Accounts;
WHEREAS, the Separate Accounts are duly established and maintained as segregated asset accounts by the Insurer to set aside and invest assets attributable to the Variable Contracts;
WHEREAS, the Investment Company has obtained an order from the SEC dated December 29, 1993 (File No. 812-8620), granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the 1940 Act and Rules 6e-2(b)(15) and 6e- 3(T)(b)(15) thereunder, to the extent necessary to permit Shares of the Investment Company to be sold to and held by variable annuity and variable life insurance separate accounts of life insurance companies that may or may not be affiliated with one another (the "Mixed and Shared Funding Exemptive Order");
WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended ("1934 Act"), and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”); and
WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Insurer intends to purchase Shares of one or more of the Funds on behalf of its Separate Accounts to serve as an investment medium for Variable Contracts funded by the Separate Accounts, and the Distributor is authorized to sell Shares of the Funds;
NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth, the parties hereby agree as follows:
  Sales and Transactions of Fund Shares
  The Distributor, as agent for the Funds, agrees to sell to the Insurer those Shares of the Funds offered and made available by the Investment Company and identified on Exhibit B to this Agreement that the Insurer orders on behalf of its Separate Accounts upon the following terms and conditions:
    Execution. Share purchase orders shall be executed at the net asset value next calculated after the order is received by the Fund or its agent subject to any sales charges or other conditions disclosed in the applicable Prospectus; provided that, Distributor and each Fund reserves the right to reject, in its sole discretion, any purchase order for a Fund’s Shares. Unless otherwise instructed by Insurer, Distributor agrees to confirm to Insurer in writing (or by electronic or other reasonable means) a Fund’s acceptance of any purchase order.
    Suspension of Sales. The Investment Company agrees to make available on each business day Shares of the Funds for purchase at the applicable net asset value per share by the Insurer on behalf of its Separate Accounts; provided, however, that the Board of Trustees of the Investment Company (the “Board”) or its designee may refuse to sell Shares of any Fund to any person, or suspend or terminate the offering of Shares of any Fund, if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board, or their designee, acting in good faith and in light of the Board’s fiduciary duties under applicable law, necessary in the best interests of the shareholders of any Fund.
    Settlement. Insurer, on behalf of the Separate Accounts, shall settle purchase order transactions in accordance with the applicable Prospectus. If a purchase order is not settled in accordance with the applicable Prospectus, Investment Company may without notice, cancel the sale and Insurer shall be responsible for any resulting loss the Investment Company or the Distributor sustains. In addition, Insurer shall be responsible for any loss sustained by the Investment Company or the Distributor caused by a correction to or cancellation of any order placed by Insurer on behalf of the Separate Accounts,

    Sales to Insurance Companies. The Investment Company and the Distributor agree that Shares of the Funds will be sold only to Participating Insurance Companies, their separate accounts, and other persons consistent with applicable law. Shares of the Funds will not be sold directly to the general public except to the extent permitted by applicable law.
    Agreements to Sell. The Investment Company and the Distributor will not sell Shares of the Funds to any insurance company or separate account unless an agreement containing provisions substantially the same as the provisions in Section 4 of this Agreement is in effect to govern such sales.
    Redemption. Upon receipt of a request for redemption in proper form from the Insurer, the Investment Company agrees to redeem any full or fractional Shares of the Funds held by the Insurer, ordinarily executing such requests on each Business Day at the net asset value next computed after receipt and acceptance by the Investment Company or its agent of the request for redemption, except that the Investment Company reserves the right to suspend the right of redemption, consistent with Section 22(e) of the 1940 Act and any rules thereunder. Such redemption shall be paid consistent with Section 22(e) of the 1940 Act and any rules, regulations or orders thereunder, and the procedures and policies of the Investment Company as described in the current registration statement for the Investment Company.
    Terms of Purchase and Redemption. The Insurer agrees to purchase and redeem Shares of each Fund in accordance with the current Prospectus for the Fund and the Operational Procedures set forth in Exhibit C to this Agreement.
    Book Entry. Issuance and transfer of Shares of the Funds will be by book entry only. Share certificates will not be issued to the Insurer or the Separate Accounts. Shares ordered from the Investment Company will be recorded in an appropriate title for the Separate Accounts or the appropriate sub-accounts of the Separate Accounts.
    Dividends and Distributions. The Investment Company shall furnish same day notice to the Insurer of any income, dividends or capital gain distributions payable on the Shares of the Funds. The Insurer hereby elects to reinvest in the Fund all such dividends and distributions as are payable on a Fund's Shares and to receive such dividends and distributions in additional Shares of that Fund. The Insurer reserves the right to revoke this election in writing and to receive all such dividends and distributions in cash. The Investment Company shall notify the Insurer of the number of Shares so issued as payment of such dividends and distributions.
    Transfer Agent Information. The Investment Company shall instruct its transfer agent to advise the Insurer on each Business Day of the net asset value per share for each Fund. None of the Investment Company, any Fund or the Distributor, or any of their affiliates shall be liable for any information provided to the Insurer pursuant to this Agreement which
    Representations. Insurer shall rely solely on the representations contained in the Funds’ registration statements and authorized promotional materials and sales literature, and neither Insurer nor any of its representatives will make any representations concerning Shares except as contained therein.
    Operational Instructions. Insurer agrees to promptly comply with reasonable operational instructions provided by Distributor, Investment Company or a Fund from time to time (“Instructions”) with respect to establishing accounts and processing orders.
  Representations and Warranties
  General Duties
  Potential Conflicts
  Prospectuses and Proxy Statements; Voting
  Sales Material and Information
  Administrative Services
  Administrative Services Fee
  Indemnification
  Privacy
  Confidential Information
  Notices
  Force Majeure
    the non-performing party gives the other parties prompt notice describing the Force Majeure, including the nature of the occurrence and its expected duration and, where reasonably practicable, continues to furnish regular reports with respect thereto during the period of Force Majeure;
    the suspension of obligations is of no greater scope and of no longer duration than is required by the Force Majeure;
    no obligations of any party that accrued before the Force Majeure are excused as a result of the Force Majeure; and
    the non-performing party uses all reasonable efforts to remedy its inability to perform as quickly as possible.
  Term and Termination
  Miscellaneous
that is made subsequent to the trade date for the order, provided that the order correction or cancellation was not caused by any gross negligence on the part of Investment Company or the Distributor. Insurer shall immediately pay such losses to the Distributor upon written notification by the Distributor.
information is based on incorrect information supplied by the Insurer or any other Participating Insurance Company to the Investment Company or the Distributor.
  Insurer. The Insurer represents and warrants that:
    it is an insurance company duly organized and in good standing under applicable law and that it is taxed as an insurance company under Subchapter L of the Internal Revenue Code of 1986, as amended, (the “Code”).
    it has legally and validly established each of the Separate Accounts as a segregated asset account under the applicable state insurance code, and that each of the Separate Accounts is a validly existing segregated asset account under applicable federal and state law.
    the Variable Contracts or interests in the Separate Accounts under such Variable Contracts (i) are or, prior to issuance, will be registered as securities under the 1933 Act or, alternatively, (ii) are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act.
    each of the Separate Accounts (A) has been registered as a unit investment trust in accordance with the provisions of the 1940 Act or, alternatively, (B) has not been registered in proper reliance upon an exclusion from registration under the 1940 Act.
    it believes, in good faith, that the Variable Contracts are currently treated as annuity contracts or life insurance policies (which may include modified endowment contracts), whichever is appropriate, under applicable provisions of the Code.
    In connection with this Agreement, no payments of money or anything of value will be offered, promised or paid to any person, directly or indirectly, to influence the acts of such person to induce such person to use their influence with a government or an instrumentality thereof, to obtain an improper advantage in connection with any business venture or contract in which Insurer is a participant.
  Investment Company. The Investment Company represents and warrants that:
    it is duly organized as a business trust under the laws of the Commonwealth of Massachusetts, and is in good standing under applicable law.
    Shares of the Funds are duly authorized for issuance in accordance with applicable law and that the Investment Company is registered as an open-end management investment company under the 1940 Act.
    it believes, in good faith, that the Funds currently comply with the diversification provisions of Section 817(h) of the Code and the regulations issued thereunder relating to the diversification requirements for variable life insurance policies and variable annuity contracts.
    all of its trustees, officers, employees, and other individuals or entities dealing with the money and/or securities of the Investment Company are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Investment Company in an amount not less than the minimum coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time. Such bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.
  Distributor. The Distributor represents and warrants that it is a member in good standing of the FINRA and is registered as a broker-dealer with the SEC. The parties shall each be deemed to repeat all the foregoing representations and warranties made by it at the time of any transaction subject to this Agreement
  ERISA. Insurer further represents and warrants that is not a fiduciary to any Plan Clients
    it.
  Registration. The Investment Company shall take all such actions as are necessary to permit the sale of Shares of each Fund to the Separate Accounts, including maintaining its registration as an investment company under the 1940 Act, and registering the Shares of the Funds sold to the Separate Accounts under the 1933 Act for so long as required by applicable law. The Investment Company shall amend its Registration Statement filed with the SEC under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of Shares of the Funds. The Investment Company shall register and qualify Shares for sale in accordance with the laws of the various states to the extent deemed necessary by the Investment Company or the Distributor.
  Subchapter M Qualification. The Investment Company shall use its best efforts to maintain qualification of each Fund as a Regulated Investment Company under Subchapter M of the Code (or any successor or similar provision) and shall notify the Insurer immediately upon having a reasonable basis for believing that a Fund has ceased to so qualify or that it might not so qualify in the future.
  Diversification. The Investment Company shall use its best efforts to enable each Fund to comply with the diversification provisions of Section 817(h) of the Code and the regulations issued thereunder relating to the diversification requirements for variable life insurance policies and variable annuity contracts and any prospective amendments or other modifications to Section 817 or regulations thereunder, and shall notify the Insurer immediately upon having a reasonable basis for believing that any Fund has ceased to comply. Within 60 days of the end of the preceding calendar quarter, Investment Company shall use best efforts to provide Insurer with a certificate of compliance with Section 817(h) during that quarter. Notwithstanding the foregoing, any failure to provide such certification of compliance within the time period described will not constitute a breach of this agreement.
  Variable Contracts – Separate Accounts. The Insurer shall take all such actions as are necessary under applicable federal and state law to permit the sale of the Variable Contracts, including registering each Separate Account as an investment company to the extent required under the 1940 Act, and registering the Variable Contracts or interests in the Separate Accounts under the Variable Contracts to the extent required under the 1933 Act, and obtaining all necessary approvals to offer the Variable Contracts from state insurance commissioners.
  Variable Annuities – Annuity Contracts. The Insurer shall use its best efforts to maintain the treatment of the Variable Contracts as annuity contracts or life insurance policies, whichever is appropriate, under applicable provisions of the Code, and shall notify the Investment Company and the Distributor immediately upon having a reasonable basis for believing that such Variable Contracts have ceased to be so treated or that they might not be so treated in the future.
  Insurer – Regulations. The Insurer shall offer and sell the Variable Contracts in accordance with applicable provisions of the 1933 Act, the 1934 Act, the 1940 Act, the regulations promulgated by FINRA (“FINRA Conduct Rules”), and state law respecting the offering of variable life insurance policies and variable annuity contracts.
  Distributor – Regulations. The Distributor shall sell and distribute the Shares of the Funds of the Investment Company in accordance with the applicable provisions of the 1933 Act, the 1934 Act, the 1940 Act, the FINRA Conduct Rules, and state law.
  Disinterested Trustees. During such time as the Investment Company engages in Mixed Funding or Shared Funding, a majority of the Board shall consist of persons who are not "interested persons" of the Investment Company ("Disinterested Trustees"), as defined by Section 2(a)(19) of the 1940 Act and the rules thereunder, and as modified by any applicable orders of the SEC, except that if this provision of this paragraph is not met by reason of the death, disqualification, or bona fide resignation of any Trustee or Trustees, then the operation of this provision shall be suspended (i) for a period of
45 days if the vacancy or vacancies may be filled by the Investment Company's Board; (ii) for a period of 60 days if a vote of shareholders is required to fill the vacancy or vacancies;

or (iii) for such longer period as the SEC may prescribe by order upon application.
  Cooperation. Each party hereto shall cooperate with each other party and all appropriate governmental authorities having jurisdiction (including, without limitation, the SEC, FINRA, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.
  No Registration Fees. The Insurer acknowledges that, pursuant to Form 24f-2, the Investment Company is not required to pay fees to the SEC for registration of its Shares under the 1933 Act with respect to its Shares issued to Separate Accounts that are unit investment trusts that offer interests that are registered under the 1933 Act and on which a registration fee has been or will be paid to the SEC (“Registered Separate Accounts”). The Insurer agrees to provide the Investment Company each year within 60 days of the end of the Investment Company’s fiscal year, or when reasonably requested by the Investment Company, information as to the number of Shares purchased by Registered Separate Accounts and Separate Accounts the interests of which are not registered under the 1933 Act. The Insurer acknowledges that the Investment Company intends to rely on the information so provided and represents and warrants that such information shall be accurate.
  Anti-Money Laundering.
    The parties each represent, warrant and certify that they have established, and covenant that at all times during the existence of this Agreement they will maintain, an anti- money laundering (“AML”) program (“Program”) reasonably designed to comply with all applicable AML laws and regulations, including applicable provisions of the Bank Secrecy Act and the USA PATRIOT Act, as well as with all regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“AML Regulations”).
    Insurer covenants that it will perform all activities, including the establishment and verification of customer identities as required by the AML Regulations and/or its Program, with respect to all customers on whose behalf Insurer maintains an account with the Investment Company.
    The parties agree that (A) accounts in the Investment Company beneficially owned by Insurer’s customers shall be accounts of the Insurer for all purposes under Insurer’s Program and (B) Insurer’s customers will be customers of Insurer for all purposes under Insurer’s Program.
    Each party agrees to take such actions and cooperate with the other parties as may be reasonably necessary for such party to comply with the AML Regulations or its Program.
  Disruptive Activities.
    Insurer shall not directly or indirectly offer, adopt, implement, conduct or participate in any program, plan, arrangement, advice or strategy that Distributor or the Investment Company reasonably deem to be harmful to
    Insurer, at all times during the term of this Agreement, shall have active, formal policies and procedures aimed at deterring "market timers." Such policies and procedures shall provide for Insurer's ongoing review of its customers' account activity and prescribe effective actions to deter or detect and stop disruptive activities.
    With respect to Shares held by Insurer on an omnibus basis with the Funds, Insurer shall upon Distributor’s request, promptly provide the Taxpayer Identification Number or other government-issued identifier of each Shareholder that purchased, redeemed, transferred or exchanged Shares of a Fund during the period covered by the request and the amount and dates of such Shareholder purchases, redemptions, transfers and exchanges and Insurer’s representative name and branch location connected with such purchases, redemptions and exchanges. Unless otherwise specifically requested by Distributor, the Insurer shall only be required to provide information relating to Shareholder-Initiated Transactions.
    The Distributor shall not use the information received pursuant to this Section for marketing or any other similar purpose without Insurer’s prior written consent.
    Insurer agrees to execute the Distributor’s instructions to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by the Distributor as having engaged in transactions of Shares (whether directly or through Insurer) that violate the policies and procedures of the Funds as disclosed in each Fund’s Prospectus or that are deemed disruptive to the Funds as determined by the Distributor in its sole discretion as soon as reasonably practicable, but not later than five (5) business days after receipt of such instruction from the Distributor. Unless otherwise directed by Distributor, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transactions that are effected directly or indirectly through Insurer.
    Insurer shall provide written confirmation to the Distributor that the Distributor’s instructions to restrict or prohibit trading have been executed, as soon as reasonably practicable, but no later than ten (10) business days after execution.
    As used in this subsection, the term “Shareholder- Initiated Transaction” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a shareholders of a Fund or potentially disruptive to the management of the Funds, as communicated to Insurer by Distributor in writing from time to time, or which violates the policies and procedures of the Funds as disclosed in each Fund’s Prospectus; including without limitation, any activity involving market timing, programmed transfer, frequent transfer and similar investment programs.

  Internal Controls. Insurer will forward for processing on each day only those purchase and redemption orders received by Insurer prior to the daily cut-off times disclosed in each Fund’s Prospectus. Insurer has, and will maintain at all times during the term of this Agreement, appropriate internal controls for the segregation of purchase and redemption orders received prior to the daily cut-off times disclosed in each Fund’s Prospectus, from purchase and redemption orders received after the daily cut-off times disclosed in each Fund’s Prospectus.
  Fund Registration. Insurer acknowledges that the Funds are only registered for sale in the United States of America and that no action has been taken by or on behalf of Distributor or the Investment Company in any other jurisdiction to permit a public offering or sale of Shares, or the possession or distribution of any Prospectus in any jurisdiction where action for such purposes is required. Insurer further acknowledges that the Funds are not permitted to be sold in the European Union and Insurer shall not offer or sell the Funds in the European Union. Should Insurer undertake to offer and/or sell Shares of the Investment Company in any jurisdiction other than the United States of America or the European Union, Insurer shall inform itself of, and shall comply with, at its own expense, any and all applicable law and regulation relating thereto, and none of Distributor, the Investment Company, or their respective authorized agents shall have any responsibility or liability in connection therewith. As used herein, “United States of America” shall be deemed to include any state of the United States, the District of Columbia, Puerto Rico, the Virgin Islands, and any other possession of the United States. Insurer shall not make the Funds available for sale to persons in any jurisdiction in which such offer is unlawful.
  Other Funds or Portfolios. The Insurer agrees that the Investment Company and the Distributor shall bear no responsibility for any act or omission of any fund or portfolio that serves as an investment option under the Variable Contracts other than the Funds hereunder.
  Electronic Means. The parties may perform electronically certain of their obligations under this Agreement, including without limitation, the delivery of Disclosure Documents, opening accounts, transmitting purchase, exchange, and redemption orders, and delivering and maintaining shareholder communications. If Insurer elects to electronically send (e.g. facsimile or any other electronic method approved by the Funds and/or the Funds’ transfer agent) transaction and account instructions to the Funds or the Funds’ transfer agent that ordinarily require receipt of an original signature guarantee medallion stamp, Insurer authorizes the transfer agent to accept such electronically transmitted transaction and account instructions and acknowledges and agrees that none of Distributor, Investment Company, the Funds or the transfer
  Use of the Investment Company’s Recordkeeping System. If Insurer accesses the Investment Company’s recordkeeping system via any computer hardware or software provided by Distributor or delivers files to the Investment Company’s recordkeeping system, Insurer agrees to provide such security as is necessary to prevent any unauthorized use of such system. Insurer represents and warrants that it has examined and tested the internal systems that it has developed to support the services outlined in this Agreement and, as of the date of this Agreement, has no knowledge of any situation or circumstance that will inhibit the system’s ability to perform the expected functions or inhibit Insurer’s ability to provide the expected services.
  Compliance Assistance. Insurer shall provide the Investment Company with any assistance or report that the Investment Company may reasonably request in order to meet its compliance obligations under Rule 38a-1 under the 1940 Act.
  Records. Insurer shall maintain and preserve all records as required by applicable law to be maintained and preserved in connection with its obligations under this Agreement and shall provide the Investment Company or the Distributor copies of all such records upon reasonable request.
result of annuity payouts or loans (ii) as a result of the payment of a death benefit from a Contract; (iii) a one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) prearranged transfers at the conclusion of a required free look period.
agent shall have any liability whatsoever in connection with such electronically transmitted transaction and account instructions believed to be genuine and have been given to any of them by Insurer or its representatives.
  Period of Compliance. During such time as the Investment Company engages in Mixed Funding or Shared Funding, the parties hereto shall comply with the conditions in this Section 4. The Insurer’s responsibilities under this Section 4 shall be carried out with a view only to the interests of the Variable Contract Owners.
  Material Irreconcilable Conflict. The Board shall monitor the Investment Company for the existence of any material irreconcilable conflict (i) between the interests of owners of variable annuity contracts (“Variable Contract Owners”) and variable life insurance policies, and (ii) between the interests of owners of variable annuity contracts and variable life insurance policies issued by different Participating Life Insurance Companies that invest in the Investment Company. A material irreconcilable conflict may arise for a variety of reasons, including: (A) an action by any state insurance regulatory authority; (B) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretive letter, or any similar action by insurance, tax, or securities regulatory authorities; (C) an administrative or judicial decision in any relevant proceeding; (D) the manner in which the investments of any Fund of the Investment Company are being managed; (E) a difference in voting instructions given by variable annuity and variable life insurance contract owners; or
  (F) a decision by a Participating Insurance Company to disregard the voting instructions of owners of variable annuity contracts and variable life insurance policies.

  Potential or Existing Conflicts. The Insurer agrees that it shall promptly report any potential or existing conflicts of which it is aware to the Board. The Insurer will assist the Board in carrying out its responsibilities under the Mixed and Shared Funding Exemptive Order and this Section 4, or, if the Investment Company is engaged in Mixed Funding or Shared Funding in reliance on Rule 6e-2, 6e-3(T), or any other regulation under the 1940 Act, the Insurer will be responsible for assisting the Board in carrying out its responsibilities under such regulation, by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Insurer to inform the Board whenever Variable Contract Owner voting instructions are disregarded.
  Written Notice. The Board shall promptly notify the Insurer in writing of its determination of the existence of an irreconcilable material conflict and its implications.
  Remedy or Elimination of Irreconcilable Material Conflict. The Insurer agrees that in the event that it is determined by a majority of the Board or a majority of the Disinterested Trustees that a material irreconcilable conflict exists that affects the interests of the Variable Contract Owners, the Insurer shall, in cooperation with other Participating Insurance Companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by a majority of the Disinterested Trustees), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (i) withdrawing the assets allocable to some or all of the Separate Accounts from the Investment Company or any Fund and reinvesting such assets in a different investment medium, including (but not limited to) another Fund, or submitting the question as to whether such segregation should be implemented to a vote of all affected Variable Contract Owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners or life insurance contract owners of contracts issued by one or more Participating Insurance Companies), that votes in favor of such segregation, or offering to the affected Variable Contract Owners the option of making such a change; and (ii) establishing a new registered management investment company or managed separate account and obtaining any necessary approvals or orders of the SEC in connection therewith.
  Action by Insurer. If a material irreconcilable conflict arises because of the Insurer's decision to disregard Variable Contract Owners' voting instructions and that decision represents a minority position or would preclude a majority vote, the Insurer shall be required, at the Investment Company's election, to withdraw the affected Separate Account’s investment in the Investment Company and terminate this Agreement with respect to such Separate Account; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Trustees, and no charge or penalty will be imposed as a result of such withdrawal.
  Determination by Disinterested Trustees. For purposes of Sections 4(e) and 4(f), a majority of the Disinterested Trustees of the Investment Company shall determine whether
  Reports by Insurer. The Insurer, at least annually, shall submit to the Board such reports, materials, or data as the Board may reasonably request so that the Trustees of the Board may fully carry out the obligations imposed upon the Board by the conditions contained in the application for the Mixed and Shared Funding Exemptive Order and this Section. Such reports, materials, and data shall be submitted more frequently if deemed appropriate by the Board.
  Minutes. All reports of potential or existing conflicts received by the Board, and all Board action with regard to determining the existence of a conflict, notifying Participating Insurance Companies of a conflict, and determining whether any proposed action adequately remedies a conflict, shall be properly recorded in the minutes of the Board or other appropriate records, and such minutes or other records shall be made available to the SEC upon request.
  Rules 6e-2 and 6e-3. If and to the extent Rule 6e-2 or Rule 6e-3(T) under the 1940 Act are amended or if Rule 6e-3 is adopted in final form, to the extent applicable, the Investment Company and the Insurer shall each take such steps as may be necessary to comply with the Rule as amended or adopted in final form. If, in the future, the Mixed and Shared Funding Exemptive Order should no longer be necessary under applicable law, then this Section 4(j) shall continue in effect, and the remainder of Section 4 shall no longer apply.
or not any proposed action adequately remedies any material irreconcilable conflict, but in no event will the Investment Company or its investment adviser or the Distributor be required to establish a new funding medium for any Variable Contract. The Insurer shall not be required by this Section 4(g) to establish a new funding medium for any Variable Contract if any offer to do so has been declined by vote of a majority of Variable Contract Owners materially adversely affected by the material irreconcilable conflict.
  Delivery of Disclosure Documents. Insurer shall deliver or cause to be delivered to its customers copies of the current Prospectus for any Shares, (including the Statement of Additional Information (“SAI”)), periodic reports, proxy materials and other shareholder communications for any Fund (“Disclosure Documents”) in accordance with applicable regulatory requirements and applicable required time frames except to the extent that Distributor expressly undertakes to do so.
  Provisions of Disclosure Documents. The Distributor or the Investment Company, at their expense, shall provide the Insurer with as many copies of Investment Company’s current Disclosure Documents in such quantity as the Insurer shall reasonably require for purposes of distributing to owners of Variable Contracts issued by the Insurer in connection with the offerings and transactions contemplated by this Agreement. In addition, the Distributor shall provide the Insurer with as many copies of the Investment Company’s proxy materials that are required to be sent. If requested by the Insurer, in lieu of providing the Insurer with printed copies of the Prospectuses, SAI, supplements and proxy materials, the Investment Company shall transmit such materials in an electronic format

  Prospectus. For purposes of this Agreement, “Prospectus” means with respect to any Shares, the most recent Summary Prospectus (as defined in Rule 498 under the 1933 Act), Statutory Prospectus (as defined in Rule 498) and SAI and any supplement thereto, pursuant to which a Fund publicly offers the Shares; provided however, that this definition shall not be construed to require the Distributor, the Insurer or any Fund to deliver any Statutory Prospectus or SAI other than at the express request of a Variable Contract Owner.
  Content of Disclosure Documents. It is understood and agreed that, except with respect to information regarding the Investment Company, the Funds, the Distributor, or an investment adviser to the Investment Company or the Funds (“Adviser”) provided in writing by the Investment Company, the Distributor or the Adviser and used in conformity therewith, none of the Investment Company, the Funds, the Distributor, or the Adviser is responsible for the content of the prospectuses or statements of additional information for the Variable Contracts.
  Voting Privileges. As required by the Mixed and Shared Funding Exemptive Order, the Insurer shall be responsible for calculating voting privileges in a manner consistent with other Participating Insurance Companies. The Investment Company agrees to provide written instructions on the calculation of voting privileges, and the Insurer agrees to vote consistent with any reasonable standards that the Investment Company may adopt and provide in writing (which writing may consist of the Investment Company’s proxy statement).
  Pass-Through Voting. For so long as the SEC interprets the 1940 Act to require pass-through voting by Participating Insurance Companies whose Separate Accounts are registered as investment companies under the 1940 Act, the Insurer shall vote Shares of each Fund of the Investment Company held in a Separate Account or a sub-account thereof, whether or not registered under the 1940 Act, at regular and special meetings of the Investment Company in accordance with instructions timely received by the Insurer (or its designated agent) from owners of Variable Contracts funded by such Separate Account or sub-account thereof having a voting interest in the Fund. The Insurer shall vote Shares of a Fund of the Investment Company held in a Separate Account or a sub-account thereof that are attributable to the Variable Contracts as to which no timely instructions are received, as well as Shares held in such Separate Account or subaccount thereof that are not attributable to the Variable Contracts and owned beneficially by the Insurer (resulting from charges against the Variable Contracts or otherwise), in the same proportion as the votes cast by owners of the Variable Contracts funded by that Separate Account or subaccount thereof having a voting interest in the Fund from whom instructions have been timely received. The Insurer shall vote Shares of each Fund of the Investment Company held in
  Specific Disclosures. During such time as the Investment Company engages in Mixed Funding or Shared Funding, the Investment Company shall disclose in its Prospectus that (i) the Investment Company is intended to be a funding vehicle for variable annuity and variable life insurance contracts offered by various insurance companies, (ii) material irreconcilable conflicts possibly may arise, and (iii) the Board will monitor events in order to identify the existence of any material irreconcilable conflicts and to determine what action, if any, should be taken in response to any such conflict. The Investment Company hereby notifies the Insurer that Prospectus disclosure may be appropriate regarding potential risks of offering Shares of the Investment Company to separate accounts funding both variable annuity contracts and variable life insurance policies and to separate accounts funding Variable Contracts of unaffiliated life insurance companies.
(including camera-ready copies) and provide other assistance as may be reasonably necessary for the Insurer to either print a stand-alone document or print together in one document the current prospectus for the Variable Contracts and the current Prospectus for the Investment Company, or a document combining the Investment Company Prospectus with prospectuses of other funds in which the Variable Contracts may be invested. In this case, the Insurer shall be responsible for the expense of printing such documents.
its general account, if any, in the same proportion as the votes cast with respect to Shares of the Fund held in all Separate Accounts of the Insurer or sub-accounts thereof, in the aggregate.
  Advance Review Provided by Insurer. The Insurer shall furnish, or shall cause to be furnished, to the Investment Company or its designee, each piece of sales literature or other promotional material in which the Investment Company (or any Fund thereof) or its investment adviser or the Distributor is named at least 15 days prior to the anticipated use of such material, and no such sales literature or other promotional material shall be used unless the Investment Company and the Distributor or the designee of either approve the material or do not respond with comments on the material within 10 days from receipt of the material.
  Representations by Insurer. The Insurer agrees that neither it nor any of its affiliates or agents shall give any information or make any representations or statements on behalf of the Investment Company or concerning the Investment Company other than the information or representations contained in the Investment Company’s current registration statement or Prospectus for the Investment Company Shares, as such registration statement and Prospectus may be amended or supplemented from time to time, or in reports or proxy statements for the Investment Company, or in sales literature or other promotional material approved by the Investment Company or its designee and by the Distributor or its designee, except with the permission of the Investment Company or its designee and the Distributor or its designee.
  Advance Review Provided by Investment Company or Distributor. The Investment Company or the Distributor or the designee of either shall furnish to the Insurer or its designee, each piece of sales literature or other promotional material in which the Insurer or its Separate Accounts are named at least 15 days prior to the anticipated use of such material, and no such material shall be used unless the Insurer or its designee approves the material or does not respond with comments on the material within 10 days from receipt of the material.
  Representations by Investment Company and Distributor. The Investment Company and the Distributor

  Provision of Disclosure Documents. The Investment Company will provide to the Insurer at least one complete copy of all Prospectuses, SAIs, reports, proxy statements and other voting solicitation materials, and all amendments and supplements to any of the above, that relate to the Investment Company or its Shares, promptly after the filing of such document with the SEC or other regulatory authorities. Upon Insurer’s request, Distributor will provide a copy of the Mixed and Shared Funding Exemptive Application and any amendments thereto.
  Provision of Variable Contracts Documents. The Insurer will provide to the Investment Company all prospectuses (which shall include an offering memorandum if the Variable Contracts or interests therein are not registered under the 1933 Act), Statements of Additional Information, reports, solicitations for voting instructions relating to the Investment Company, and all amendments or supplements to any of the above that relate to the Variable Contracts or the Separate Accounts which utilize the Investment Company as an underlying investment medium, promptly after the filing of such document with the SEC or other regulatory authority.
  Sales Literature. For purposes of this Section 6, the phrase "sales literature or other promotional material" includes, but is not limited to, advertisements (such as material published, or designed for use on the Internet, in a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, computerized media, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees.
agree that each, and the affiliates and agents of each, shall not give any information or make any representations on behalf of the Insurer or concerning the Insurer, the Separate Accounts, or the Variable Contracts, other than the information or representations contained in a registration statement or prospectus for such Variable Contracts, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports for the Separate Accounts or prepared for distribution to owners of such Variable Contracts, or in sales literature or other promotional material approved by the Insurer or its designee, except with the permission of the Insurer.
  Sole Shareholder. Insurer, on behalf of the Separate Accounts will be the sole shareholder of record of Investment Company Shares and shall hold Shares through one or more omnibus or master accounts with Investment Company (each an “Account”).
  Specific Services. In addition to the services described herein, Insurer shall also provide, or cause to be provided, the following administrative services for each sub-account held by a Separate Account.
  All Recordkeeping Services shall be effected in accordance with each Fund’s Prospectus.
    Sub-Accounting. Insurer shall maintain sub-accounts (each a “Sub-Account”) for its Separate Accounts with respect to Shares held by Insurer through the Accounts. Insurer shall reconcile the balances and transactions in the Accounts with the Sub-Accounts on each business day.
    Aggregating and processing purchase and redemption orders. Insurer shall execute for its Separate Accounts any purchase, redemption or exchange transactions in the Shares at their net asset value and process the net amount of such transactions through the Accounts on each business day.
    Providing customer confirmations and Sub- Account statements. Insurer shall prepare and deliver trade confirmations and statements showing each Separate Account’s Share activity in their Sub-Account.
    Processing dividend payments. Upon payment by the Funds of any dividend to shareholders, Insurer shall process and pay to the Separate Accounts their respective share of such dividends.
  Personal Services and Account Maintenance. Insurer agrees to respond to the reasonable inquiries and requests of any customer that is a shareholder relating to their investment in a Fund, and to take such actions as such customer may reasonably request to maintain the customer’s account with a Fund.
  Service Fees. In consideration of the administrative services described herein, Distributor agrees to pay to Insurer an amount computed at an annual rate equal to the percentage of average daily net asset value set forth in Exhibit B to this Agreement (“Administrative Service Fee”). The Administrative Service Fees paid to Insurer are for recordkeeping, shareholder and administrative services only and do not constitute payment for any other service.
  Payment Terms. The Distributor shall pay any amounts owed under this Agreement systematically no less frequently than quarterly. For the payment period in which this Agreement becomes effective or terminates, there shall be an appropriate proration of all payments, on the basis of the number of days that this Agreement is in effect during the quarter. In connection with such payments, Distributor shall provide the calculation of amounts paid to Insurer. Absent manifest error, any such calculations shall be final unless any party objects thereto within sixty (60) days of the date of the calculation statement. Payments requested by Insurer for periods 180 days or more prior to the current month shall be made at Distributor’s discretion.
  Expenses. Insurer shall perform all of its obligations and duties under this Agreement at its own expense.
  Disclosure. Insurer shall disclose the compensation arrangements under this Agreement to each Variable Contract Owner as required by applicable law.

  Distributor Indemnification. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Distributor, the Investment Company, the Funds, and their respective officers, directors, affiliates or employees (each a “Distributor Indemnified Party”), Insurer agrees to indemnify and hold harmless each Distributor Indemnified Party against any and all claims, demands, liabilities and reasonable expenses (including attorneys’ fees) which any Distributor Indemnified Party may incur arising from, related to, or otherwise connected with: (i) any breach by Insurer of any provision of this Agreement; or
  (ii) any actions or omissions of any Distributor Indemnified Party in reliance upon any oral, written or electronically transmitted instructions believed to be genuine and have been given to any of them by Insurer or its representatives. In no event shall Insurer be liable for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with any event described in (i) and (ii) above.
  Insurer Indemnification. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Insurer and its officers, directors, affiliates, representatives or employees (each a “Insurer Indemnified Party”), Distributor and Investment Company agree to indemnify and hold harmless each Insurer Indemnified Party against any and all claims, demands, liabilities and reasonable expenses (including attorneys’ fees) which any Insurer Indemnified Party may incur arising from, related to, or otherwise connected with: (i) any breach by Distributor or Investment Company of any provision of this Agreement; or (ii) any alleged untrue statement of a material fact contained in any Fund’s Prospectus, or as a result of or based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. In no event shall Distributor or Investment Company be liable for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with any event described in (i) or
  (ii) above.
  Notice. The parties’ agreement in this Section to indemnify each other is conditioned upon the party entitled to indemnification (“Claimant”) giving notice to the party required to provide indemnification (“Indemnifier”) promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Claimant. The Claimant shall permit the Indemnifier to assume the defense of any such claim or any litigation resulting from it, provided that Indemnifier’s counsel that is conducting the defense of such claim or litigation shall be approved by the Claimant (which approval shall not unreasonably be withheld), and that the Claimant may participate in such defense at its expense. The failure of the Claimant to give notice as provided in this paragraph shall not relieve the Indemnifier from any liability other than its indemnity obligation under this Section. No Indemnifier, in the defense of any such claim or litigation, shall, without the consent of the Claimant, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the alleging party or plaintiff to the Claimant of a release from all liability in respect to such claim or litigation.
  Survival. The provisions of this Section shall survive the termination of this Agreement.
  Non-Public Information. The parties acknowledge that, in connection with the services to be provided hereunder, the Distributor and the Investment Company may come into possession of non-public personal information regarding Insurer’s customers (“Customer NPI”).
  Limits on Disclosure. The Distributor and the Investment Company hereby covenant that any Customer NPI received from Insurer will be subject to the following limitations and restrictions:
    The Distributor and the Investment Company may redisclose Customer NPI to their own affiliates, who will be limited by the same disclosure and use restrictions that are imposed on the parties under this Agreement; and
    The Distributor and the Investment Company may redisclose and use Customer NPI only (A) as necessary in the ordinary course of business to provide the services identified in the Agreement; (B) as permitted under Regulation S-P; and (C) as required by any applicable federal or state law.
  Policies and Procedures. Each party represents and warrants that it has implemented, and shall continue to carry out for the term of the Agreement, policies and procedures in compliance with all applicable federal and state laws and regulations regarding privacy of customer information which are reasonably designed to:
    Ensure the security and confidentiality of customer records and customers’ NPI, including but not limited to encrypting such information as required by applicable federal and state laws or regulations;
    Protect against any anticipated threats or hazards to the security or integrity of customer records and Customer NPI;
    Protect against unauthorized access or use of such customer records or Customer NPI that could result in substantial harm or inconvenience to any customer; and
    Notify each other party if required by its policies or applicable law in the event of the unauthorized access or use of such customer records or Customer NPI that could result in substantial harm or inconvenience to any customer.
  Survival. The provisions of this Section shall survive the termination of the Agreement.
  Definition. Each party shall safeguard and hold confidential from disclosure to unauthorized parties all Confidential Information of each other party. For purposes of this Section, “Confidential Information” shall mean any and all non-public information which is in any way connected with,

  Exceptions. Confidential Information shall not include information to the extent such information (i) is already known to the receiving party free of any restriction at the time obtained, including information in the public domain; (ii) is subsequently learned from an independent third party free of restriction; (iii) becomes publicly known through no breach of this Section; or
  Security. Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information, to keep confidential the Confidential Information.
  Use of Information. Confidential Information may be disclosed, reproduced, used, summarized or distributed only as necessary in the ordinary course of business to provide the services identified in the Agreement, and only as otherwise provided hereunder. Each party may disclose Confidential Information only to employees, officers, directors, affiliates, agents, and service providers who have a need to know in connection with the Confidential Information or as required by a party’s regulators.
  Notice. The receiving party shall notify the disclosing party immediately upon discovery of any unauthorized use or disclosure of Confidential Information, and will cooperate with the disclosing party in every reasonable way to help the disclosing party regain possession of the Confidential Information and prevent its further unauthorized use or disclosure.
  Remedies. The receiving party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of Customer NPI or Confidential Information and that the disclosing party shall be entitled, without waiving any of its other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.
  Survival. The provisions of this Section shall survive the termination of the Agreement.
derived from or related to the business of each other party which is either designated as confidential or which, by its nature or under the circumstances surrounding its disclosure, reasonably ought to be treated as confidential, including without limitation, any business and financial records, trade secrets, computer programs, technical data, investment information, and any information relating to the pricing or marketing policies of the party and any notes, memoranda, analyses compilations, studies and other documents, whether prepared by the party or others, to the extent they contain or otherwise reflect such information.
(iv) is independently developed by one party without reference to information which is confidential.
  Form. Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given under this Agreement shall be given in writing and delivered by postage prepaid registered or certified United States first class mail, return receipt requested, overnight courier services or by email (with a confirming copy by mail).
  To Investment Company. Unless otherwise notified in writing, all notices to the Investment Company shall be given or sent to:
  Federated Hermes Insurance Series 4000 Ericsson Drive
  Warrendale, PA 15086-7561 Attn.: John B. Fisher
  E-Mail: contractadmin@federatedinv.com
  To Distributor. Unless otherwise notified in writing, all notices to the Distributor shall be given or sent to:
  Federated Securities Corp. 1001 Liberty Avenue
  Pittsburgh, Pennsylvania 15222-3779 Attn.: Secretary
  E-Mail: contractadmin@federatedinv.com
  To Insurer. Unless otherwise notified in writing, all notices to Insurer shall be given or sent to :
Protective Life and Annuity Insurance Company 2801 Highway 280 South
Birmingham, AL 35223
Attention: Senior Vice President, Chief Product Officer With a copy to:
Senior Counsel – Variable Products Protective Life Corporation
2801 Highway 280 South
Birmingham, AL 35223
If any party is unable to carry out any of its obligations under this Agreement because of conditions beyond its reasonable control, including, but not limited to, acts of war or terrorism, work stoppages, fire, civil disobedience, delays associated with hardware malfunction or availability, riots, rebellions, storms, electrical failures, acts of God, and similar occurrences (“Force Majeure”), this Agreement will remain in effect and the non- performing party’s obligations shall be suspended without liability for a period equal to the period of the continuing Force Majeure (which such period shall not exceed fifteen (15) business days), provided that:

  Types of Termination. This Agreement shall be effective in this form as of the latest date set forth on the signature page and shall continue in full force and effect until terminated as follows:
    at the option of any party for any reason upon 180 days advance written notice to the other parties; or
    at the option of the Insurer, immediately upon written notice to the Investment Company, with respect to any Fund based upon the Insurer’s determination that Shares of such Fund are not reasonably available to meet the requirements of the Variable Contracts or not consistent with the Insurer’s obligations to Variable Contract Owners; or
    at the option of the Investment Company or the Distributor, immediately upon written notice to the Insurer, upon institution of formal proceedings against the Insurer or its agent by FINRA, the SEC, any state securities or insurance department or any other regulatory body regarding the Insurer's duties under this Agreement or related to the sale of the Variable Contracts, the operation of any Separate Account, or the purchase of the Investment Company Shares; provided, however, that the Investment Company or the Distributor has determined in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Insurer to perform its obligations under this Agreement, including as a result of material adverse publicity, or at the option of the Insurer, immediately upon written notice to the Investment Company, upon institution of formal proceedings against the Investment Company or the Distributor by FINRA, the SEC, any state securities or insurance department or any other regulatory body regarding the Investment Company’s or Distributor’s duties under this Agreement or related to the sale of Fund Shares or the operation of the Investment Company or Funds; provided, however, that the Insurer determined in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Distributor or the Investment Company to perform its obligations under this Agreement, including as a result of material adverse publicity; or
    upon requisite vote of the Variable Contract Owners having an interest in the Separate Accounts (or any sub- accounts thereof) to substitute the Shares of another investment company for the corresponding Shares of the Investment Company or a Fund in accordance with the terms of the Variable Contracts for which those Shares had been selected or serve as the underlying investment media; or
    at the option of any party to the Agreement, immediately upon written notice to the other parties, with respect to any Fund, in the event that such Fund’s Shares are not registered, issued or sold in accordance with applicable state and/or federal law, or such law precludes at the option of any party to the Agreement, immediately upon written notice, in the event of a determination by a majority of the Board, or a majority of its disinterested Trustees, that an irreconcilable conflict, as described in Section 4 hereof, exists; or
    at the option of the Insurer, immediately upon written notice to the Investment Company, if the Investment Company or a Fund fails to meet the requirements under Subchapter M of the Code or any independent or resulting failure under Section 817 of the Code or if the Insurer reasonably believes that the Investment Company or any Fund may fail to so qualify; or
    at the option of the Investment Company or the Distributor, immediately upon written notice, in the event that any or all Variable Contracts fail to meet the qualifications specified in Sections 3(d) and 3(e) hereof; or
    at the option of the Investment Company or the Distributor, upon 30 days’ written notice to the Insurer, if the Investment Company or the Distributor shall determine, in its sole judgment exercised in good faith, that the Insurer and/or its affiliated companies has suffered a material adverse change in its business operations, financial condition, or prospects since the date of this Agreement or is subject of material adverse publicity; or
    at the option of the Insurer, upon 30 days’ written notice, if the Insurer shall determine, in its sole judgment exercised in good faith, that the Investment Company or the Distributor and/or their affiliated companies have suffered a material adverse change in its business operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or
    at the option of the Insurer upon the Investment Company’s or Distributor’s material breach of any provision of this Agreement, upon 30 days’ written notice and the opportunity to cure within such notice period; or
    at the option of the Investment Company or the Distributor upon the Insurer’s material breach of any provision of this Agreement, upon 30 days’ written notice and the opportunity to cure within such notice period; or
    at the option of any party to the Agreement, immediately upon written notice, if the Board has decided to (A) refuse to sell Shares of any Fund to the Insurer and/or any of its Separate Accounts; (B) suspend or terminate the offering of Shares of any Fund; or (C) dissolve or liquidate the Investment Company or any Fund.
  the use of such Shares as the underlying investment media of the Variable Contracts; or
  Notification. Each party to this Agreement shall promptly notify the other parties to the Agreement of the institution against such party of any such formal proceedings as described in Sections 14(a) (iii) and (iv) hereof. The Insurer shall give 60 days prior written notice to the Investment Company of the date of any proposed vote of Variable Contract Owners to replace

  Substitution of Shares. The Investment Company and the Distributor acknowledge that the Insurer may have the right to substitute Shares of other securities for Shares of the Funds under certain circumstances. The Insurer agrees not to exercise this right until after at least 60 days’ written notice to the Investment Company and the Distributor. In the event that the Insurer exercises its right to substitute Shares of other securities for Shares of the Funds, the Insurer shall furnish, or shall cause to be furnished, to the Investment Company and the Distributor, or their designees, any application for an order seeking approval of the substitution or any other written material related to such substitution, including the notice of the substitution to be sent to Variable Contract Owners, if in any such application or notice or other written material, the Investment Company or its investment adviser(s) or the Distributor is named, at least 15 days prior to the filing or delivery of such application or written material with the SEC or any other regulatory body or entity or to Variable Contract Owners for the sole purpose of determining the accuracy of information pertaining to the Investment Company, its investment adviser(s) or the Distributor. No such application or other written material shall be filed or delivered unless the Investment Company and the Distributor, or the designee of either, approve the material or do not respond with comments on the material within 10 days from receipt of the material.
  Term.
    Notwithstanding any termination of this Agreement, and except as provided in paragraph (ii) below, the Investment Company and the Distributor shall, at the option of the Insurer, continue, until the one year anniversary from the date of termination, and from year to year thereafter if deemed appropriate by the Investment Company and the Distributor, to make available additional Shares of the Investment Company pursuant to the terms and conditions of this Agreement, for all Variable Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts") and to make Administrative Service Fee payments on such Existing Contracts in accordance with Exhibit B. Specifically, based on instructions from the owners of the Existing Contracts, the Separate Accounts shall be permitted to reallocate investments in the Funds of the Investment Company and redeem investments in the Funds, and shall be permitted to invest in the Funds in the event that owners of the Existing Contracts make additional premium payments under the Existing Contracts.
    In the event the Agreement is terminated pursuant to Sections 14(a) (iii), (vii), (ix), (x), and (xiii) at the option of the Investment Company or the Distributor (“for cause”), the parties acknowledge that the Investment Company and the Distributor shall not make available additional Shares of any Fund to any Existing Contracts and Insurer shall not be entitled to any Administrative Service Fees after such termination for cause.
    In the event (A) the Agreement is terminated for cause as set forth in (d)(ii) above; or (B) the one year anniversary of the termination of the Agreement is reached or, after waiver of termination by the Investment Company or the Distributor as provided in (d)(i) above, such subsequent anniversary is reached, (each of A and B referred to as a “triggering event”), the Insurer agrees, promptly after such triggering event to take all steps reasonably necessary to redeem the investment of the Variable Contract Owners in the Funds within one year from the date of such triggering event, or, at the Distributor’s option, such later date as is necessary for the Insurer to obtain a substitution order from the SEC, the application for which the Insurer will diligently pursue.
  Application. Termination of this Agreement with respect to any one Fund or class of Shares shall not cause the Agreement’s termination with respect to any other Fund or class of Shares.
the Investment Company's Shares as described in Section 14(a)(v) hereof.
  Entire Agreement. This Agreement supersedes any prior agreements between the parties with respect to its subject matter and constitutes (along with its Exhibits) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.
  Declaration of Trust. A copy of the Investment Company's Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that any agreements that are executed on behalf of the Investment Company by any Trustee or officer of the Investment Company are executed in his or her capacity as Trustee or officer and not individually. All liabilities of the Investment Company arising directly or indirectly under this Agreement of any nature whatsoever shall be satisfied solely out of the assets and property of the Investment Company and no Trustee, officer, agent or shareholder of the Investment Company shall be personally liable for any such liabilities. No Fund shall be liable for any obligations properly attributable to any other Fund.
  Authority. Nothing in this Agreement shall impede the Investment Company's Trustees or shareholders of Shares of the Investment Company's Funds from exercising any of the rights provided to such Trustees or shareholders in the Investment Company's Declaration of Trust, as amended, a copy of which will be provided to the Insurer upon request.
  Reserved Rights. The Investment Company reserves the right, upon written notice to the Insurer (given at the earliest practicable time), to take all actions, including, but not limited to, the dissolution, reorganization, liquidation, merger or sale of all assets of the Investment Company or any Fund upon the sole authorization of the Board, acting in good faith.
  Applicable Laws and Regulations. This Agreement shall be subject to the provisions of the 1933, 1934, and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, the Mixed and Shared Funding Exemptive Order), and the terms hereof shall be interpreted and construed in accordance therewith.

  Use of Name/Logo. The Investment Company, Distributor and their affiliates are the owners of various trademarks, service marks and Fund names (collectively, the “Federated Hermes Logos”). The Investment Company and the Distributor grant Insurer a non-exclusive, non-transferable, royalty-free license to use the Federated Hermes Logos in Insurer’s sales literature and client communications made in the ordinary course of business. Insurer agrees to place all necessary and proper notices and legends on the sales literature and client communications in order to protect the interests of the Investment Company, the Distributor and their affiliates in the Federated Hermes Logos. The license granted herein shall terminate automatically upon the termination of this Agreement or, in whole or in part upon the Distributor’s written notice in the event of Insurer’s breach of the terms of this paragraph. Upon termination of this Agreement, Insurer shall cease to use the Federated Hermes Logos. If Insurer makes any unauthorized use of the Federated Hermes Logos, the parties acknowledge that the Investment Company, the Distributor and their affiliates shall suffer irreparable harm for which monetary damages may be inadequate and therefore, shall be entitled to injunctive relief, as well as any other remedy available under law.
  No Agency. Neither this Agreement, nor any terms and conditions contained herein shall be construed as creating or constituting a partnership, joint venture, or agency or permitting Insurer to act as agent on behalf of the Distributor or the Investment Company except that the Insurer is deemed an agent of the Funds for the sole and limited purpose of receiving orders for Fund Shares to the extent that such an agency relationship is required by applicable law.
  Counterparts; Electronic Signatures. This Agreement may be executed by different parties on separate counterparts, each of which, when so executed and delivered, shall be an original and taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic signature in portable document format (.pdf) by any party and such facsimile or electronic signature will be deemed a fully binding original signature hereto.
  Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their meaning.
  Severability. If any provision of this Agreement is held invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.
  Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, provided that, this Agreement may not be assigned by any party to the Agreement except with the written consent of the other parties to the Agreement.
  Amendment. Except as provided in this paragraph, this Agreement may be amended only by a writing signed by all parties. The Distributor may amend Exhibit B from time to time by posting an amended Exhibit B on the Funds’ website. Any such amendment shall be effective as of the date indicated
  Choice of Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles thereof.
  Third-Party Rights. Except as specifically provided herein, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and nothing expressed or referred to in this Agreement shall be construed to give anyone other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement; provided that each Fund is an intended third party beneficiary of this Agreement and each shall be treated as a party to this Agreement solely to the extent necessary for such Fund to enforce its rights under this Agreement. Except as specifically provided herein, neither Distributor, Investment Company nor any Fund, shall be obligated to make any payment under this Agreement to any person other than Insurer.
  Non-Exclusivity. Distributor and Investment Company acknowledge and agree that Insurer may enter into agreements similar to this Agreement with other mutual funds and distributors. Insurer acknowledges and agrees that Distributor, Investment Company and the Funds may enter into agreements similar to this Agreement with other financial intermediaries and insurers.
on the amended Exhibit B. Insurer may amend Exhibit A by mailing the amended Exhibit A to the Distributor at the address set forth above. Any such amendment shall be effective as of the later of (i) its receipt by the Distributor or (ii) the date indicated on the amended Exhibit A.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth below by a duly authorized officer of each party.

FEDERATED HERMES INSURANCE SERIES

Name: /s/ John B. Fisher
Title: President

Date: December 15, 2020

FEDERATED SECURITIES CORP.

Name: /s/ Paul A Uhlman
Title: President
Date: December 15, 2020

PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY

Name: /s/ Steve Cramer
Title: Chief Product Officer - Retirement Division
Date: December 11, 2020

Exhibit A Insurer Accounts

Protective NY COLI PPVUL Separate Account Protective NY COLI VUL Separate Account

EXHIBIT B OR C (as applicable) TO FUND PARTICIPATION AGREEMENT
As of April 28, 2020

The following lists the Funds and Shares subject to the Fund Participation Agreement and the compensation payable to Insurer, if any, pursuant to the Fund Participation Agreement. Administrative Service Fees are paid at an annual rate on the average net asset value of shares held in Fund accounts attributed to Insurer pursuant to the Fund Participation Agreement.

A Fund marked with an asterisk (*) offers one class of shares that is undesignated but is subject to the same fee rates listed for the class that the Fund is grouped under. Each Fund’s prospectus shall control in case of any conflict with this Schedule.

The Administrative Service Fees will be distributed so long as the total amount payable to Insurer, for each individual transfer agent system financial intermediary number, for the period is at least $25.00.

Fluctuating Funds Payment Rates Class P Shares

Class S Shares

Fund Legal Name	Fund Group Name	Fund Number	CUSIP	Administrative Service Fee (bps)	Payment Cycle
FEDERATED HERMES HIGH INCOME BOND FUND II	FEDERATED HERMES INSURANCE SERIES	250	313916843	25	Monthly
FEDERATED HERMES KAUFMANN FUND II	FEDERATED HERMES INSURANCE SERIES	957	313916777	25	Monthly
FEDERATED HERMES MANAGED VOLATILITY FUND II	FEDERATED HERMES INSURANCE SERIES	403	313916744	25	Monthly
FEDERATED HERMES QUALITY BOND FUND II	FEDERATED HERMES INSURANCE SERIES	929	313916785	25	Monthly

Money Market Funds Payment Rates

Class P Shares

Fund Legal Name	Fund Group Name	Fund Number	CUSIP	Administrative Service Fee (bps)	Payment Cycle
FEDERATED HERMES GOVERNMENT MONEY FUND II	FEDERATED HERMES INSURANCE SERIES	402	313916751	0	Monthly

Class S Shares

Fund Legal Name	Fund Group Name	Fund Number	CUSIP	Administrative Service Fee (bps)	Payment Cycle
FEDERATED HERMES GOVERNMENT MONEY FUND II	FEDERATED HERMES INSURANCE SERIES	330	313916504	25	Monthly	+
+ The Administrative Service Fee on the money market funds have been temporarily reduced.

Product No. 38511
April 28, 2020
2

Exhibit C OPERATIONAL PROCEDURES
  Instructions. Insurer shall, on behalf of the Investment
  Company, receive instructions from the Separate Accounts for acceptance prior to the applicable cut-off time for a Fund as set forth in such Fund’s then current Prospectus on any Business Day (“Close of Trading”). Insurer shall, upon its acceptance of any such instructions, communicate such acceptance to the Separate Accounts.
  Trade Reports. Insurer or its designee shall communicate to the Investment Company, by means of electronic transmission or other mutually acceptable means, a report of Insurer’s trading activity in each of the Funds for the most recent Business Day in accordance with each Fund’s Prospectus. However, if Insurer will be communicating such information after the Close of Trading, then the Insurer shall be considered the Investment Company’s agent for purposes of Rule 22c-1 under the 1940 Act, as and to the extent required by applicable law.
  Use of NSCC. To the extent that each of the parties is a member of, and/or has access to, the National Securities Clearing Corporation’s (“NSCC”) systems and services, including Fund/SERV and Networking, the parties may agree to utilize such services for all transactions contemplated hereunder and agree that all such dealings and transactions shall be processed in accordance with, and governed by, the NSCC’s Rules and Procedures (as the same may be amended from time to time).
  Unavailability of NSCC. In the event of the unavailability of the NSCC at any time, the following procedures shall apply:
    The Investment Company shall use its best efforts to provide information listed in Sections 1(i) and 1(j) of the Agreement to Insurer by means of electronic transmission or other mutually acceptable means by 7:00 p.m. Eastern Time on each Business Day.
    Insurer or its designee shall communicate to the Investment Company, by means of electronic transmission or other mutually acceptable means, a report of Insurer’s trading activity in each of the Funds for the most recent Business Day (“Trade Date”) by 9:00 a.m. Eastern Time on the Business Day following the Trade Date (“Settlement Date”). The number of Shares to be purchased or redeemed shall be determined based upon the net asset value at the Close of Trading on the Trade Date, provided that, if the Fund receives the trading information called for by this paragraph after 9:00 a.m. Eastern Time on a Settlement Date, the Investment Company shall use its best efforts to enter the Insurer’s purchase or redemption order at the net asset value at the Close of Trading on the Trade Date, but if Investment Company is unable to do so, the transaction shall be entered at
    In the event there is a net purchase in any Fund, Insurer or its designee shall exercise its best efforts to direct wire payment in the dollar amount of the net purchase to be received by the Investment Company by the close of the Federal Reserve Wire Transfer System on the Settlement Date. If the wire is not received by the Investment Company by such time, and such delay was not caused by the negligence or willful misconduct of the Investment Company, the Investment Company shall be entitled to receive from Insurer the dollar amount of any overdraft plus any associated bank charges incurred.
    In the event there is a net redemption in any Fund, the Investment Company shall wire the redemption proceeds to the Insurer’s custodial account, or to the designated depository for the Insurer, specified by Insurer or its designee. If the Investment Company receives the redemption information by 9:00 a.m. Eastern Time on the Settlement Date, the redemption proceeds shall be wired so as to be received on the Settlement Date. If the Investment Company receives the redemption information after that time, the Investment Company shall use its best efforts to wire the redemption proceeds so that they are received by the Close of Trading on the Settlement Date, but if the Investment Company is unable to do so, the redemption proceeds shall be wired so as to be received by the Close of Trading on the Business Day following the Settlement Date. If the wire is not received by the time specified in this paragraph, and such delay was not caused by the negligence or willful misconduct of Insurer or its designee, Insurer or Insurer's designee shall be entitled to receive from the Investment Company the dollar amount of any overdraft plus any associated bank charges incurred; provided, however, that if the delay was due to factors beyond the control of the Investment Company and its subsidiaries, the Investment Company shall not be liable for any overdraft or any associated bank charges incurred.
    If the dollar amount of the redemption proceeds wired by the Investment Company exceeds the amount that should have been transmitted, Insurer shall use its best efforts to have such excess amount returned to the Investment Company as soon as possible.
the net asset value next determined after the Investment Company receives the trading information.
  Wire Payments. All wire payments referenced in this Agreement shall be transmitted via the Federal Reserve Wire Transfer System. Notwithstanding any other provision of this Agreement, in the event that the Federal Reserve Wire Transfer System is closed on any Business Day, the duties of the Investment Company, Insurer, and their designees under this Agreement shall be suspended, and shall resume on the next Business Day that the Federal Reserve Wire Transfer System is open as if such period of suspension had not occurred.
  Pricing Errors. In the event (1) a Fund is required (under the then prevailing pricing error guidelines of the Investment

Company) to recalculate purchases and redemptions of Shares held in Insurer’s account due to an error in calculating the net asset value of such class of Shares (a “NAV Error”); or (2) there is a dividend rate error with respect to any Fund held in Insurer’s account (a “Rate Error”; Rate Error and NAV Error individually and collectively shall be referred to as a “Pricing Error”):
  The Investment Company shall promptly notify Insurer in writing of the Pricing Error, which written notice shall identify the class of Shares, the Business Day(s) on which the Pricing Error(s) occurred and the corrected net asset value of the Shares on each Business Day.
  Upon such notification, Insurer shall promptly determine, for all Separate Accounts which purchased or redeemed Shares on each Business Day on which a Pricing Error occurred, the correct number of Shares purchased or redeemed using the corrected price and the amount of transaction proceeds actually paid or received. Following such determination, the Insurer shall adjust the number of Shares held in each Separate Account to the extent necessary to reflect the correct number of Shares purchased or redeemed for the Separate Account. Following such determination, Insurer shall notify the Fund of the net changes in transactions for the relevant Separate Account and the Fund shall adjust the Separate Account accordingly.
  If, after taking into account the adjustments required by paragraph (ii) above, Insurer determines that some Separate Account customers were still entitled to additional redemption proceeds (a “Redemption Shortfall”), it shall notify the Investment Company of the aggregate amount of the Redemption Shortfalls and provide supporting documentation for such amount. Upon receipt of such documentation, the Investment Company shall cause the relevant Fund to remit to Insurer additional redemption proceeds in the amount of such Redemption Shortfalls and Insurer shall apply such funds to payment of the Redemption Shortfalls.
  If, after taking into account the adjustments required by paragraph (iii) above, Insurer determines that a Separate Account customer still received excess redemption proceeds (a “Redemption Overage”), Insurer shall use its best efforts to collect the balance of such Redemption Overage from such Separate Account. In no event, however, shall Insurer be liable to the Investment Company or any Fund for any Redemption Overage. Nothing in this subsection (f) shall be deemed to limit the right of any Fund to recover any Redemption Overage directly or to be indemnified by any party for losses arising from a Pricing Error.